Tenancy Agreement

The Leasing Agreement is made

Between Huang Liang Chih (hereinafter referred to as "Landlord")

And JFB Internet Service Limited (hereinafter referred to as "Tenant")

The Landlord shall let and the Tenant shall take the Premises for the Term and at the Rent as more particularly described in this agreement and both parties agree to observe and perform the terms and conditions as follow:

Section 1 – Premises: Location and Area for Rent of the Premises:

1.	Address: Rm. 3, 9F., No.910, Sec. 2, Taiwan Blvd., Xitun Dist., Taichung City 407, Taiwan (R.O.C.)
2.	Area: 87.52 ping (Shared areas named as Public spaces)
3.	Attached Equipment: air conditioner, lighting
4.	Parking lot: Flat, one, number: B3: A2

Mechanical, one, number: B3: 96.

Section 2- Lease Term

The term of this Lease shall begin on the November 1, 2017 and shall terminate on May 31, 2020. When the lease term is expired, the Tenant will enjoy the preferential lease rights under the same conditions if the Landlord wishes to continue the rent.

Section 3- Rental

1. Monthly rental. During the Term, the Tenant shall pay monthly rentals NT$49,000 to the Landlord for the Premises. After deducting the 10% income tax and 1.91% supplementary premium of Second-generation National Health Insurance. The net rental for the Term shall be NT$42,283 per month.

2. The Rental shall be due and payable on the first day of each calendar month during the Term. The Tenant shall give 12 cheques for a year’s rental to the landlord every year.

Section 4 Deposit

1.	On the signing of this Agreement, the Tenant shall pay the Landlord a deposit (the “Deposit”) in an amount of NT$96,000, equivalent to the sum of two month’s rental. The Landlord shall return the guarantee deposit to the Tenant when makes all payments due pursuant to this Agreement and vacates the premises at the expiry date.
2.	This deposit shall not be used for rental.

Section 5 Expiry

If the lease is expired, it will not be renewed. The Tenant may inform the Landlord before the expiry of the Term by written notice to this effect at least two months and seek for the consent to re-lease. Otherwise, upon expiry of the Agreement, the Tenant shall immediately vacate and return the premises to the Landlord without any excuse for delay or any claims. The Tenant shall not asset the leasehold relation is existing after it is expired.

Section 6 Terminations

The Tenant shall not terminate the agreement. Otherwise, the Tenant shall pay all owned rental and will not be retuned the entire deposit held by the landlord as the penalty fee. However, the Landlord shall refund all the prepaid rental or cheque to the Tenant.

Section 7 Restriction of the use of the premise

1. The leased premise is for legal office purposes.

2. The leased premise shall not be used for other purposes except for office purposes agreed by the Landlord.

3. The Tenant shall not assign, transfer, or sublease any of his rights to or interest in or obligations under this Agreement without the prior written approval of the Landlord.

4. No use or storage of any dangerous articles that affect public safety is allowed.

Section 8 Risk prevention

The Tenant shall maintain the premises as a good administrator. In the event of breaching of this rule, the Tenant shall indemnify for any damage done to the premises, except for the natural disasters. If the premise need to make improvements because of natural factors, the Landlord shall pay for it.

Section 9 Improvement and Repair

Unless otherwise approved by the Landlord in advance, no improvement or construction of the Premises shall be made by the Tenant. When the lease agreement is expired or terminated, the Tenant shall clean all the things in the premises and no need to convey to the tenant upon commencement of this Agreement. If there are any leftovers, it will be regarded as waste and disposed by the Landlord and the handling fee should be paid by the Tenant.

Section 10 Tax and Charges

1. All Republic of China taxes in respect of the Premises, including, without limitation, the housing tax and land tax, shall be the responsibilities of the Landlord. Charges for electricity, water, and such other additional supplies of the Premises provided to the Tenant during the Term shall be the responsibilities of the Tenant.

2. The Landlord shall provide office registration information to the Tenant. After the lease agreement is expired or terminated, the Tenant shall not use the address any more.

Section 11 Termination

1. In the event of the Tenant’s breach of any of his obligations under this Agreement, including, without limitation, the Tenant’s failure to pay Rentals for two calendar months during the Term, the Landlord can terminate the agreement and the Tenant will automatically give up all the deposit as a penalty payment

2. The Landlord cannot terminate the agreement if there is no antecedent breach of any of the above situation.

3. Upon such termination or the Tenant’s failure to re-convey the Premises upon the expiry of the Term, the Tenant shall pay the Landlord the proportion of the Rental due and payable as of the date of the termination as well as an amount equal to the sum of two months’ Rentals to compensate the Landlord’s loss and damage arising from such termination and as a penalty payment for such termination or breach.

4. Both parties agree that any and all disputes arising from this Agreement shall be finally adjudicated upon by the Taichung District Court shall be the court of competent jurisdiction for the first instance.

Section 12 Record of this agreement

This agreement is in quadruplicate, each contracting party shall retain one copy and the other two copies shall use for notarization. The agreement executed on the date upon signed by both parties.

Section 13 Miscellaneous

1. The Tenant is responsible for the property’s water and electricity fee, management fee since the execution of the agreement.

2. The Landlord will provide a working air-conditioner to the Tenant and will check it before pass to the Tenant. The Tenant shall be responsible for the fixed maintenance for it. The Landlord shall be responsible for the repair if there is damage under normal usage.

3. This agreement will only be effective after notarized.

4. According to the net price registration for real estate transaction set up by the Ministry of the Interior, the real estate agent should register to governing agencies within 30 days after signed the lease agreement. Both the Landlord and the Tenant should authorize the real estate agent to register it with the lease price.

5. Upon the signing of the agreement, the Tenant shall comply with all regulations and rules that passed by the premise’s management office.

6. Should there be any issue which is undefined in the Agreement, it should be solved based on the agreement of both parties.

7. If there is any conflict between the English version and the Chinese version in this Agreement, the Chinese version shall prevail.

Contract Person:

The Landlord: /s/Huang Liang Chih

Representative:

ID:

Tel:

Address:

The Tenant: JFB Internet Service Limited

Representative: /s/WU, HSIU-CHUAN

Company ID:

Tel: 04-23120516

Address: Rm. 3, 9F., No.910, Sec. 2, Taiwan Blvd., Xitun Dist., Taichung City 407, Taiwan (R.O.C.)